UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 23, 2012

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03   Bankruptcy or Receivership.

On January 23, 2012, Evergreen Energy, Inc. (”Evergreen”) and nine of its subsidiaries (together with Evergreen, the “Company”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Filing”). The chapter 7 cases are being administered under case Nos. 12-10289, 12-10290, 12-10291, 12-10292, 12-10293, 12-10294, 12-10295, 12-10296, 12-10297, and 12-10298.

Effective as of the date of the Bankruptcy Filing, a chapter 7 trustee assumed control of the Company.  The assets of the Company will be liquidated in accordance with the Code.

The Company also owns and/or controls interests in several non-operating, dormant companies.  These companies were formed in the normal course of business, but do not currently have any material assets, liabilities and/or operations.  As a consequence, these subsidiaries did not file for relief under the Code.

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Bankruptcy Filing triggers Events of Default under all of Evergreen’s and certain subsidiaries’ outstanding debt obligations having an outstanding balance, as of January 23, 2012, of approximately $4.6 million.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

With the installation of the chapter 7 trustee and concurrent with the Bankruptcy Filing, on January 23, 2012, the employment of William G. Laughlin, Executive Vice President, General Counsel and Secretary, and of Diana L. Kubik, Executive Vice President and Chief Financial Officer were terminated. As a result, Evergreen no longer has any employees.

Also, with the installation of the chapter 7 trustee and concurrent with the Bankruptcy Filing, on January 23, 2012, directors Thomas H. Stoner, Jr., Dr. Robert S. Kaplan, Richard B. Perl and Chester N. Winter resigned as members of the Evergreen’s Board of Directors. The Evergreen has no current members of the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: January 23, 2012	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer

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